Exhibit 5.1

March 2, 2018

Western Gas Partners, LP
1201 Lake Robbins Drive
The Woodlands, Texas 77380

Ladies and Gentlemen:
We have acted as counsel for Western Gas Partners, LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the proposed offer and sale by the Partnership of $400,000,000 aggregate principal amount of its 4.500% Senior Notes due 2028 (the “2028 Notes”) and $700,000,000 aggregate principal amount its 5.300% Senior Notes due 2048 (the “2048 Notes” and, together with the 2028 Notes, the “Notes”), to be issued and sold pursuant to an underwriting agreement dated February 21, 2018 (the “Underwriting Agreement”), by and among the Partnership, Western Gas Holdings, LLC, a Delaware limited liability company (the “General Partner”), and the Representatives of the Underwriters named therein. Capitalized terms used but not defined herein shall have the meanings given such terms in the Underwriting Agreement.
The Notes are being offered and sold pursuant to a prospectus supplement, dated February 21, 2018 (the “Prospectus Supplement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act on February 23, 2018, to a prospectus dated November 4, 2016 (such prospectus, as amended and supplemented by the Prospectus Supplement, the “Prospectus”), included in a Registration Statement on Form S-3 (Registration No. 333-214446) (the “Registration Statement”), which Registration Statement became effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.
The Notes are to be issued pursuant to an Indenture (the “Base Indenture”), dated May 18, 2011, by and among the Partnership, the prior subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Ninth Supplemental Indenture (the “Supplemental Indenture”) by and between the Partnership and the Trustee, dated March 2, 2018 (the Base Indenture, as so supplemented, the “Indenture”).

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We have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of (i) the organizational certificates, certificate of limited partnership or formation (as the case may be) and the agreement of limited partnership or limited liability company agreement (as the case may be) of the Partnership and the General Partner, (ii) certain resolutions adopted by the Board of Directors of the General Partner relating to the registration of the Notes and related matters, (iii) certain resolutions adopted by the Pricing Committee of the Board of Directors of the General Partner, (iv) the Registration Statement, (v) the Prospectus, (vi) the Base Indenture and the Supplemental Indenture and (vii) such other certificates, instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.
Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that, assuming the Notes have been duly authenticated by the Trustee as contemplated by the Indenture and paid for by the Underwriters as contemplated by the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms.
The opinions expressed herein are qualified in the following respects:
A.As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Partnership and the General Partner.

B.We have assumed that (i) all information contained in all documents submitted to us for review is accurate and complete, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are originals and all documents submitted to us as copies conform to the originals of those documents, (iv) each certificate from governmental officials reviewed by us is accurate, complete and authentic and all public records are accurate and complete, (v) each natural person signing any document has the legal capacity to do so; (vi) each person signing any document reviewed by us in a representative capacity had the legal capacity to do so, and (vii) the Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Underwriting Agreement.

C.The opinions expressed herein are limited in all respects to the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act, the laws of

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the State of New York and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

D.The opinion is qualified to the extent that the enforceability of any document, instrument or security may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

E.We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the headings “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.